Exhibit 99.1
                               PRESS RELEASE
                            REPORT OF EARNINGS

                                                            August 10, 2004
                                                    Shawnee Mission, Kansas

The following is a report of earnings for Seaboard Corporation (AMEX symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and six months ended July 3, 2004 and June 28, 2003, in thousands of dollars except per share amounts.

                                     Three Months Ended     Six Months Ended
                                     July 3,   June 28,    July 3,   June 28,
                                       2004      2003        2004      2003

Net sales                         $  712,307 $  485,883  $1,327,982 $  947,750

Earnings (loss) before cumulative
 effect of changes in accounting
 principles                           34,256     (2,916)     61,633     (3,849)

Cumulative effect of changes in
 accounting for asset retirement
 obligations and drydock accruals,
 net of income tax expense of $550         -          -           -      3,648

Net earnings (loss)               $   34,256 $   (2,916) $   61,633 $     (201)

Earnings (loss) per share before
 cumulative effect of changes in
 accounting principles            $    27.29 $    (2.32) $    49.11 $    (3.06)

Cumulative effect of changes in
 accounting for asset retirement
 obligations and drydock accruals         -          -           -       2.90

Net earnings (loss) per common
 share                            $    27.29 $    (2.32) $    49.11 $    (0.16)

Average number of shares
 outstanding                       1,255,054  1,255,054   1,255,054  1,255,054


Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax) or $1.07 per common share.

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled drydock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the first quarter of 2003, the Company reversed the balance of the accrued liability for drydock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of tax) or $3.97 per common share.

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